UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 2, 2013
 Progress Software Corporation
(Exact name of registrant as specified in its charter)

Commission file number: 0-19417

Massachusetts	04-2746201
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)
14 Oak Park
Bedford, Massachusetts 01730
(Address of principal executive offices, including zip code)
(781) 280-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 2, 2013, Progress Software Corporation (“PSC”) issued a press release announcing the appointment of Chris E. Perkins as Senior Vice President, Finance & Administration and Chief Financial Officer of PSC, effective February 1, 2013.  As of February 1, 2013, Mr. Perkins will replace Melissa H. Cruz, PSC's current Senior Vice President, Finance & Administration and Chief Financial Officer, who previously informed PSC of her intention to retire. Ms. Cruz will continue on a transition basis for a limited period of time thereafter.

Mr. Perkins, age 50, was previously a member of the Board of Directors of Immucor, Inc., a publicly-traded health care company, from August 2008 until August 2011, when it was acquired by an affiliate of TPG Capital, L.P. From July 2009 through August 2010, Mr. Perkins was Executive Vice President and Chief Financial Officer of Eclipsys Corporation, a provider of advanced integrated clinical, revenue cycle and performance management software, clinical content and professional services to healthcare organizations. In August, 2010, Allscripts Healthcare Solutions, Inc. (Nasdaq: MDRX), a healthcare information technology provider of clinical, financial analytics and connectivity solutions to healthcare organizations, merged with Eclipsys. Mr. Perkins led the post-merger integration of Allscripts and Eclipsys from August 2010 until December 2010.   From December 2007 until July 2008, Mr. Perkins was Chief Operating Officer at Emageon, Inc., a publicly-traded company specializing in providing data imaging and archiving solutions to the healthcare industry. From April 2006 until January 2007, Mr. Perkins was Executive Vice President and Chief Operating Officer of Per-Se Technologies, Inc., a systems technology and outsource service provider to the healthcare industry. In January 2007, Per-Se Technologies, Inc. was acquired by McKesson Corporation. Mr. Perkins was previously Executive Vice President and Chief Financial Officer at Per-Se Technologies, Inc. from February 2001 until April 2006.
Mr. Perkins’ Employment Agreement
In connection with his appointment as Chief Financial Officer, as of January 1, 2013, PSC and Mr. Perkins entered into an employment agreement setting forth Mr. Perkins' compensation and certain other employment terms. Pursuant to this employment agreement, Mr. Perkins will be paid a base salary of $375,000 per year and he will be eligible to participate in our Corporate Bonus Plan at an aggregate annual target rate of $300,000. This employment agreement also provides that Mr. Perkins is to receive a new hire equity award of 96,000 restricted stock units (“RSUs”) and 64,000 performance share units (“PSUs”). Mr. Perkins will be eligible for additional future equity awards as customarily granted to executive officers beginning in fiscal year 2014, as determined by the Compensation Committee of the Board of Directors.
Subject to continued employment, the RSUs will vest in equal installments semi-annually over three years, with the first such vest to occur on October 1, 2013 and the remaining installments vesting every six months thereafter. Subject to continued employment, the PSUs will be earned and vest based upon the achievement of one-year FY13 measurement targets applicable to the FY13 annual equity compensation to executive officers. The targets will be determined by the Compensation Committee at the time of grant of the PSUs. Upon determination of the PSUs earned, if any, the PSUs will convert to RSUs, with one-third of the RSUs vesting on April 1, 2014 and the remainder vesting every six months over the next two years.
Mr. Perkins’ employment agreement also provides that in the event that his employment is terminated as a result of an “Involuntary Termination” (as defined below), he will be eligible to receive the following severance and other benefits: (a) the payment of cash severance equal to twelve (12) months of total target cash compensation as of the date of termination, which will be paid over twelve (12) months, (b) the continuation, for a period of twelve (12) months, of benefits that are substantially equivalent to the benefits (medical, dental, vision and life insurance) that were in effect immediately prior to termination, and (c) twelve (12) months of acceleration of unvested stock options and RSUs. Receipt of the severance and benefits is subject to the execution of a standard separation and release agreement. Separation payments upon any Involuntary Termination of Mr. Perkins’ employment within twelve months following a change in control would be governed by the Executive Retention and Motivation Agreement described below and not by Mr. Perkins’ employment agreement.
An “Involuntary Termination” is defined in the employment agreement as a termination of employment by PSC other than for “Cause” (as defined in the employment agreement), disability or death or a termination by Mr. Perkins as a result of certain events occurring without his consent such as an assignment to him of duties, a significant reduction of his duties, either of which is materially inconsistent with his position prior to the assignment or reduction, or the removal of Mr. Perkins from such position, a material reduction in Mr. Perkins’ base salary or target bonus, a relocation of Mr. Perkins to a facility or location more than fifty miles from his then present location or a material breach of the employment agreement by the PSC.
Mr. Perkins’ employment agreement also includes non-competition and related covenants. The non-competition covenant will be in effect for the duration of the period in which severance and other benefits are paid. The non-competition covenant relates to certain businesses with similar product areas and activities as PSC.
Pursuant to the terms of Mr. Perkins' employment agreement, PSC has also agreed to enter into an Employee Retention and Motivation Agreement (“ERMA”), with Mr. Perkins that provides certain compensation and benefits if his employment is involuntarily terminated following twelve months of a change in control of PSC. The terms of this ERMA, which are described below, would be identical to substantially all of the ERMAs we have entered into with our other executive officers and certain other employees.
Mr. Perkins Executive Retention and Motivation Agreement
PSC and Mr. Perkins have also entered into an Executive Retention and Motivation Agreement (“ERMA”), which provides certain compensation and benefits if his employment is involuntarily terminated within twelve (12) months of a change in control of PSC. If an Involuntary Termination of Mr. Perkins’ employment occurs under other circumstances, the severance terms of his employment agreement, as described above, would control and not the ERMA.
Under the ERMA, upon a change in control of PSC, Mr. Perkins' annual cash bonus award would be fixed and guaranteed at his target level. This bonus would be pro-rated with respect to the elapsed part of the relevant fiscal year, and paid immediately at the time of the change in control. In addition, upon a change in control, all outstanding unvested options and restricted equity held by Mr. Perkins would fully accelerate, unless the acquirer assumes all such options and restricted equity. Upon involuntary termination of Mr. Perkins' employment within twelve months following a change of control, all remaining outstanding options and restricted equity held by Mr. Perkins would automatically become vested, Mr. Perkins would be entitled to receive a lump sum payment equal to fifteen months of his total target compensation, and his benefits would continue for fifteen months.
In the event that any amounts provided for under his ERMA or otherwise payable to Mr. Perkins would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and be subject to the related excise tax, Mr.Perkins would be entitled to receive either full payment of the benefits under the agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greatest amount of after-tax benefits to Mr. Perkins. The ERMA does not require PSC to provide any tax gross-up payments.
The preceding description of Mr. Perkins employment agreement and ERMA is qualified in its entirety by reference to the full text of the employment agreement filed as Exhibit 10.1 to this Form 8-K, and to the ERMA filed as Exhibit 10.2 to this Form 8-K.
Except as described above, there are no arrangements or understandings between Mr. Perkins and any other person pursuant to which he was appointed to his new position. There are no family relationships between Mr. Perkins and any of PSC's directors or executive officers, nor is PSC aware, after inquiry of Mr. Perkins, of any related-person transaction or series of transactions required to be disclosed under the rules of the Securities and Exchange Commission.

9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated January 1, 2013, by and between Progress Software Corporation and Chris E. Perkins
10.2	Executive Retention and Motivation Agreement, dated as of January 1, 2013, by and between Progress Software Corporation and Chris E. Perkins
99.1	Press release issued by Progress Software Corporation, dated January 2, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	January 8, 2013	Progress Software Corporation

		By:	/s/ Stephen H. Faberman
Stephen H. Faberman
Vice President, General Counsel